Filed Pursuant to Rule 433

Registration Nos.: 333-195774 and 333-195774-04

***Full Pricing*** $919.3MM Offered Nissan Auto Lease Trust (NALT) 2015-B Joint Bookrunners: Citi (str), Mizuho, and Societe Generale

Co-managers: Credit Agricole, HSBC, MUFG, Scotiabank and TD Securities

CLS	NOTE BAL ($MM)	OFFER AMT ($MM)	WAL	M/F	L.FIN	BMK		Sprd	Yld	CPN	Price
A1	135.00	135.00	0.31	P-1/F1+	11/15/16	Yld	%		0.420%	0.42%	100.00000
A2A	232.00	232.00	1.18	Aaa/AAA	12/15/17	EDSF+		53	1.189%	1.18%	99.99290
A2B	190.00	190.00	1.18	Aaa/AAA	12/15/17	1ML+		53			100.00000
A3	280.00	280.00	1.82	Aaa/AAA	04/16/18	EDSF+		68	1.545%	1.54%	99.99990
A4*	162.80	82.30	2.16	Aaa/AAA	04/15/21	iSWPS+		77	1.715%	1.70%	99.98112

*$80.5MM of the Class A-4 Notes are not being offered hereby and will be retained by the Depositor or conveyed to an affiliate of the Depositor

Ticker:	NALT 2015-B
Expected Ratings:	Moody’s / Fitch
Format:	SEC Registered
Settle:	11/12/15
First Pay:	12/15/15
Pricing Speed:	75% PPC to Maturity
ERISA Eligible:	YES
MIN DENOMS:	$25K x $1K
B&D:	Citi

*** Upsize Supplement attached*** CUSIPS

A1 :	65478TAA0
A2a:	65478TAB8
A2b:	65478TAC6
A3 :	65478TAD4
A4 :	65478TAE2

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